NEWS RELEASE

 CONTACT DANIELLE JENKINS
(540) 349-0209 or
danielle.jenkins@TFB.bank

Fauquier Bankshares, Inc. Declares Quarterly Dividend

WARRENTON, VA, November 18, 2016 – The Board of Directors of Fauquier Bankshares, Inc. (NASDAQ: FBSS) recently announced a quarterly dividend of $0.12 per share. This dividend was declared for shareholders of record as of the close of business on December 16, 2016 and will be payable January 3, 2017. The $0.12 per share dividend represents a $0.48 dividend on an annualized basis.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $623.9 million and total shareholders' equity of $54.3 million at September 30, 2016. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices located in Fauquier and Prince William Counties in Virginia.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

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